UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.      )

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☐	Definitive Proxy Statement
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CAPITAL SOUTHWEST CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Capital Southwest Corporation
Supplementary Proxy Solicitation Materials

The table below summarizes the material substantive changes between the Preliminary Proxy Statement filed on May 11, 2017 and the Definitive Proxy Statement filed on June 16, 2017 with respect to the provisions of the Company’s existing Texas Charter compared with the proposed Maryland Charter. For more information, see pages 28 through 43 in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on June 16, 2017.

Governance Provision	Current CSWC Texas Charter	CSWC Maryland Charter Proposed in Preliminary Proxy Statement	CSWC Maryland Charter Proposed in Definitive Proxy Statement
Director Elections	CSWC’s directors are elected by a plurality of all votes cast.	Same as CSWC Texas Charter.	In uncontested elections, a director will be elected by the affirmative vote of a majority of all votes cast. In contested elections, directors will be elected by a plurality of the votes cast.
Removal of Directors	CSWC’s directors may only be removed for cause with the vote of holders of two-thirds of outstanding shares.	Same as CSWC Texas Charter.	CSWC’s directors may only be removed for cause with the vote of holders of a majority of outstanding shares.
Special Meeting of Shareholders	Stockholders holding at least 10% of the shares entitled to be cast may call a special stockholder meeting.	Stockholders holding at least a majority of the shares entitled to be cast may call a special stockholder meeting.	Stockholders holding at least 25% of the shares entitled to be cast may call a special stockholder meeting.
Advance Notice Bylaw	None.	Shareholders must submit proposals or director nominees to CSWC Maryland no more than 150 days and no less than 120 days prior to the anniversary date of the prior year’s annual proxy mailing date.	Shareholders must submit proposals or director nominees to CSWC Maryland no more than 120 days and no less than 90 days prior to the anniversary date of the prior year’s annual proxy mailing date.